Exhibit 99.1

Contact: Roy L. Morrow (216) 383-4893

Roy_Morrow@lincolnelectric.com

Curtis E. Espeland Elected to Lincoln Electric Board

CLEVELAND, Ohio, U.S.A., February 23, 2012 – Lincoln Electric Holdings, Inc. (Nasdaq: LECO) today announced that Curtis E. Espeland, Senior Vice President and Chief Financial Officer of Eastman Chemical Company, has been elected to Lincoln’s Board of Directors.

“We welcome Curt Espeland to the Lincoln Electric Board and look forward to his contributions and guidance,” said John M. Stropki, Chairman and Chief Executive Officer. “Curt brings an extensive financial background, international experience and an appreciation of the global manufacturing environment. He will be an excellent addition to our Board.”

With Mr. Espeland joining the Lincoln Electric Board, the number of Directors will total 12.

Mr. Espeland has been Senior Vice President and Chief Financial Officer of Eastman Chemical Company, a chemical, fiber and plastics manufacturer, since 2008. He joined the company in 1996 and has held a number of positions of increasing responsibility within Eastman’s corporate and finance organization. He was Vice President, Finance and Chief Accounting Officer from 2002 to 2008. In addition, he has served as Vice President of Finance for the company’s Polymers Business Group; Vice President, Finance of its Eastman Division; and Corporate Vice President and Controller for the company. Mr. Espeland has also led Eastman’s corporate planning, forecasting and internal audit functions. His international assignments include Singapore, where he was Director of Finance, Asia Pacific.

Prior to joining Eastman, Mr. Espeland was an audit and business advisory manager with Arthur Andersen LLP, in the United States, Europe and Australia.

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Curtis E. Espeland Elected to Lincoln Electric Board -2-

A graduate of Iowa State University with a BBA in accounting, Mr. Espeland earned an MBA with honors from the University of Chicago and completed the Advanced Management Program at Harvard Business School.

Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc-welding systems, plasma and oxyfuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 42 manufacturing locations, including operations and joint ventures in 19 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric, its products and services, visit the Company’s website at http://www.lincolnelectric.com.

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